EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Alfacell Corporation:

We consent to use of our report dated November 4, 2002, which report is based in part on a report of other auditors who have ceased operations, with respect to the statements of operations, stockholders' equity (deficiency), and cash flows of Alfacell Corporation for the year ended July 31, 2002, and the period from August 24, 1981 (date of inception) to July 31, 2002, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated November 4, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficit and has limited liquid resources which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/ KPMG LLP


Short Hills, NJ
January 11, 2005